Exhibit 99.1

CONTACT:

Investor Relations
Resonate, Inc.
408.548.5500
pr@resonate.com

FOR IMMEDIATE RELEASE:

ROCKET HOLDINGS INC. TO ACQUIRE RESONATE INC. IN
$49.1 MILLION ACQUISITION

BOARD AUTHORIZES SHAREHOLDER RIGHTS PLAN

SUNNYVALE, Calif., December 24, 2002 — Resonate® Inc. (Nasdaq: RSNT) announced today that it and Rocket Holdings, LLC, a Delaware limited liability company, wholly-owned by Messrs. Peter Watkins and Richard Hornstein, the Chief Executive Officer/President and Chief Financial Officer, respectively, of Resonate, announced today that they have entered into a definitive merger agreement for the acquisition of all of the outstanding shares of Resonate common stock. The Resonate Board of Directors (excluding Mr. Watkins who did not participate in any of the deliberations of the Resonate Board of Directors) has approved this transaction. In connection with a potential sale of the company, the Resonate Board of Directors established a Special Committee of the Board comprised of the non-management, independent members of the Resonate Board of Directors to review and evaluate all offers for the acquisition of the company. The approval of the Resonate Board of Directors was based upon the unanimous recommendation of the Special Committee as to the offer by Rocket.

Under the terms of the definitive merger agreement, Rocket will acquire all of the outstanding shares of Resonate common stock for $1.79 in cash per share, and Rocket will use the company’s cash and cash equivalents on hand at the closing to acquire such shares. The value of the transaction is approximately $49.1 million. The transaction will be subject to customary regulatory approvals as well as approval of Resonate’s stockholders. Resonate anticipates that the transaction will close in the first quarter of 2003. The definitive merger agreement will be filed and made publicly available under a Form 8-K.

Broadview International has acted as the financial advisor to the Special Committee.

The company also said that its Board of Directors has authorized the adoption and implementation of a shareholder rights plan, and that shareholders would be receiving additional information regarding the plan in a separate communication.

About Resonate

Founded in 1995, Resonate is the leading provider of application performance management solutions for business-critical application environments. The flagship Resonate Commander™ is the first and only application performance management solution that proactively locates, diagnoses and resolves outages and performance bottlenecks before they impact end-users or the business. Hundreds of customers worldwide including AT&T,

AIG, Bank of America, Charles Schwab, Chase Manhattan Corporation, Citibank, DoubleClick, Eastman Chemical, E*TRADE, FedEx, France Telecom, Nippon Steel and UBS PaineWebber among others, rely on Resonate solutions. Resonate has strategic partnerships with industry leaders including BEA Systems, IBM, and Sun Microsystems.

Resonate is headquartered in Sunnyvale, California.

For more information on Resonate, visit http://www.resonate.com.